UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 28, 2009

Unica Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-51461	04-3174345
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

170 Tracer Lane, Waltham, Massachusetts		02451
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	781.487.8659

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 1.01 Entry into a Material Definitive Agreement.

On October 28, 2009, Unica Corporation (the "Company") entered into a Sixth Amendment to Lease (the "Amendment") with Tracer Lane Trust II (the "Landlord"), which amends the Lease dated December 20, 2002, as amended, between the Company and Landlord (the "Lease"), pursuant to which the Company currently leases approximately 73,000 square feet of office space at 170 Tracer Lane, Waltham, Massachusetts comprising the Company’s principal executive offices (the "Premises"). Pursuant to the Amendment, the term of the Lease was extended for a period of five years beginning on May 1, 2010 and ending on April 30, 2015. The Company has an option to extend the term of the Lease for one three-year period.

The annual fixed rent for the Premises will be approximately $1.8 million, and will increase in predetermined amounts and at specified times during the term of the Lease, as specified in the Lease, up to a maximum of approximately $2.0 million in May 2014. In addition to the annual fixed rent, the Company will be responsible for certain costs and charges, including certain operating expenses and real estate taxes, specified in the Lease. The Landlord has agreed to make certain improvements and provide an additional allowance to the Company for certain other improvements, in an aggregate amount of approximately $1.3 million, or $17.72 per square foot. The Company also agreed to increase its security deposit from $143,877 to $250,000, either in the form of an irrevocable letter of credit to be held by the Landlord or in cash.

The foregoing summary of the Amendment is subject to, and qualified in its entirety by the Amendment attached hereto as Exhibit 10.1 and incorporated herein by reference.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Unica Corporation

November 3, 2009	By:	/s/ Kevin Shone

Name: Kevin Shone
Title: Senior Vice President and Chief Financial Officer

Top of the Form

Exhibit Index

Exhibit No.	Description

10.1	Sixth Amendment to Lease dated as of October 28, 2009 between Unica Corporation and Tracer Lane Trust II